UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2014 (March 18, 2014)

Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 551-8200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

At a meeting of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Alnylam Pharmaceuticals, Inc. (the “Company”) held on March 18, 2014, the Committee approved the 2014 Annual Incentive Program (the “Plan”).

Under the Plan, all regular employees, including the Company’s executive officers (collectively, the “Plan Participants”), are eligible to receive an annual cash bonus (a “Bonus Award”) based upon the achievement of corporate goals and individual objectives for 2014 that have been specified in writing. The corporate goals for 2014 were proposed by the Company’s executive officers and approved by the Board. Bonus Awards for the Company’s executive officers will be based entirely upon achievement of the corporate goals. Individual objectives for Plan Participants who are non-executive officers were approved by the Committee. Individual objectives for all other Plan Participants were approved by the employees’ direct supervisor and the appropriate officer of the Company.

Under the Plan, each Plan Participant has an established target award, as set forth in the table below, representing a percentage of the Plan Participant’s annual base salary for 2014 (a “Target Award”).

2014 Annual Incentive Program Target Awards
Title/Level	Target Award (% of Base Salary)
Chief Executive Officer	60%
President and Chief Operating Officer	50%
Executive Vice President	50%
Senior Vice President	40%
Vice President	30%
Senior Director/Director	20%
Associate Director	15%
Senior Professionals	10%
All Other Regular Employees	7.5%

Bonus Awards under the Plan, if any, will be determined by first establishing a bonus pool (the “Bonus Pool”). The Bonus Pool will be calculated by (1) aggregating each Plan Participant’s Target Award and then (2) multiplying that sum by a modifier established by the Committee that is based on the Company’s performance as measured against the 2014 corporate goals (the “Corporate Performance Level”). The Corporate Performance Level for 2014 will range from 0% to 120%; provided, however, that the Corporate Performance Level can only exceed 100% upon the achievement of specified clinical development goals and further provided that, if the Corporate Performance Level for 2014 falls below a threshold of 50%, no Bonus Awards will be paid under the Plan.

The Bonus Pool will then be allocated by the Committee among the Plan Participants based upon a consideration of each Plan Participant’s title/level and salary (as reflected by their Target Award percentage) and (i) with respect to Plan Participants who are executive officers, the Corporate Performance Level, as well as each executive officer’s contributions to achievement of the 2014 corporate goals, and (ii) with respect to all other Plan Participants, their 2014 year-end performance ratings, which shall be determined by their performance against their individual objectives for 2014, overall job performance and support of the Company’s core values. The Committee retains discretion under the Plan to adjust upward or downward any Bonus Award and/or the Bonus Pool as it deems appropriate.

In December 2014, the Committee plans to evaluate the Company’s performance against the established corporate goals, as well as the individual performance and contributions of the Plan Participants, establish the Bonus Pool and determine the amount of the Bonus Awards, if any, to be granted under the Plan. Any Bonus Awards granted to Plan Participants under the Plan are expected to be paid in January 2015.

Item 5.08. Shareholder Director Nominations.

On March 18, 2014, the Board established September 25, 2014 as the date of the Company’s 2014 annual meeting of stockholders (the “2014 Annual Meeting”). The Board also established the close of business on August 15, 2014 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting. The Company currently intends to make its proxy materials available to stockholders beginning on or about August 20, 2014.

Because the 2014 Annual Meeting date has advanced by more than 30 days from the anniversary date of the Company’s 2013 annual meeting of stockholders (the “2013 Annual Meeting”), in accordance with Rule 14a-5(f) under the Securities Exchange Act of 1934, as amended, the Company is informing stockholders of such change.

In addition, because the 2014 Annual Meeting will be held more than 30 days from the anniversary date of the 2013 Annual Meeting, the deadline for stockholder nominations or proposals for consideration at the 2014 Annual Meeting set forth in the Company’s 2013 Proxy Statement no longer applies. Accordingly, in order to be included in the proxy materials for the 2014 Annual Meeting, stockholders’ proposals must be received by the Company at its principal executive offices, 300 Third Street, Cambridge, Massachusetts 02142 no later than July 15, 2014. The Company suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to the Company’s Corporate Secretary.

The Company’s Amended and Restated Bylaws require that the Company be given advance notice of stockholder nominations for election to the board of directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in the Company’s proxy statement. The required notice must be in writing and received by the Company’s Corporate Secretary at its principal offices not earlier than May 28, 2014 and not later than the close of business on June 27, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.

Date: March 24, 2014	By:	/s/ Michael P. Mason

Michael P. Mason
Vice President, Finance and Treasurer